Exhibit 10.2

September 16, 2015

Robert S. Fishman, MD, FCCP

3214 Clifton Court

Palo Alto, CA 94303

Re:Offer of Employment at Corcept Therapeutics Incorporated

Dear Robert:

We are very pleased to invite you to join Corcept Therapeutics Incorporated (the “Company”) in the role of Chief Medical Officer and Senior Vice President contingent upon the satisfactory completion and passing of a background check.

Duties and Responsibilities.  Your initial assignment will be as Chief Medical Officer and Senior Vice President, reporting to Joseph K. Belanoff, MD in the role of President and Chief Executive Officer.  This offer is for a full time position with a start date of September 16, 2015.

Salary.  Your initial annual base salary will be $400,000.00 for full-time employment, payable in accordance with the Company's customary payroll practice.  Salary is subject to periodic review and adjustment by the Company's management.

Stock Options.  The executive management of the Company will recommend that the Board of Directors grant you a stock option to purchase 425,000 shares of the Company’s Common Stock under the terms of the Company's 2012 Incentive Award Plan.  We will endeavor to have our Board of Directors approve the grant of the award with the following terms:  The exercise price for this option will be equal to the closing price of the Company’s stock on the later of (i) the date of Board approval and (ii) the day you begin working at Corcept, if that day is also the first business day of the month. If your first day at Corcept does not fall on the first business day of the month, the exercise price will be equal to closing price of Corcept’s stock on the first business day of the following month.

Following your formal written acceptance of the stock option award, the option will vest according to the following schedule:  25% of the option shares after one year of continuous full-time employment; and an additional 1/48th of the option shares each succeeding month of full-time employment during the term of the option.

If at any time in the future your employment status changes from full-time to part-time, there may be a proportionate reduction of the option shares that have not yet vested at the time of such change in status.

149 Commonwealth Drive. Menlo Park,  CA 94025 .Tel 650.327.3270 .Fax 650.327.3218

Exhibit 10.2

Medical, Dental and Insurance Benefits.  You will be eligible to receive the Company's standard employee benefits package. Enclosed is a summary sheet outlining the Company’s current benefit plans.  For more specific information regarding our current benefit plans please contact Kit Bay,  Director, Human Resources, by calling her at 650-688-2823.

Vacation and Holidays.  You will accrue vacation at the rate of three (3) weeks per year, assuming full-time employment.  You also will be entitled to take all paid holidays under the Company’s then-current schedule.

Location.  As a general rule, you will work at the Company’s principal offices in Menlo Park.  Your position may also require travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.

Confidential Information; Employee Confidential Information and Inventions Agreement.  To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of “Employee Confidential Information and Inventions Agreement.”  A copy of this agreement is enclosed.  Please review, sign and return pages 6 (and page 8 if applicable) along with this signed offer letter.  We understand that you may have signed similar agreements with prior employers and wish to impress upon you that Corcept does not want to receive the confidential or proprietary information of others.  We will support you in respecting your lawful obligations to prior employers.  If you have any questions about this, do not hesitate to ask.

At-Will Employment.  While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company.  This means that either you or the Company may terminate the employment relationship with or without cause at any time.  Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

Authorization to Work.  Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States.  Enclosed is the federal Form I-9 you must complete to satisfy this requirement.  Please bring with you to Corcept on your start date the proof of identity / work status required by Form I-9.

Complete Offer and Agreement. This letter contains our complete understanding of the terms of your employment by the Company.  We have with you no other, different or prior agreements or understandings on this or related subjects.  Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

149 Commonwealth Drive. Menlo Park,  CA 94025 .Tel 650.327.3270 .Fax 650.327.3218

Exhibit 10.2

Start Date; Acceptance of Offer.  We hope that you will accept this offer promptly, and begin your full-time employment with Corcept Therapeutics by September 16, 2015.  If our offer is acceptable to you, please sign this letter in the space indicated below and return only this page to me via fax at 650-688-2823 or scan and e-mail to HR@corcept.com acknowledging the same.  If you have any questions, feel free to call me.

As you know, we are impressed by your accomplishments and potential, and are excited to have you join the Corcept team.  I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Corcept Therapeutics Incorporated.

Very truly yours,

/s/ Joseph K. Belanoff

Joseph K. Belanoff, MD

President and Chief Executive Officer

I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.

Signature: /s/ Robert S. Fishman

Date: September 17, 2015

My start date will be: September 28, 2015

149 Commonwealth Drive. Menlo Park,  CA 94025 .Tel 650.327.3270 .Fax 650.327.3218